February 16, 2006

Federal Home Loan Bank of San Francisco Reports Annual and Quarterly Operating Results

San Francisco, CA -- The Federal Home Loan Bank of San Francisco today announced that its net income in the fourth quarter of 2005 was $110 million, compared to $82 million in the fourth quarter of 2004. For the year ended December 31, 2005, the Bank's net income was $369 million, compared to $293 million for the year ended December 31, 2004.

Net interest income increased $40 million, or 27%, to $187 million in the fourth quarter of 2005 from $147 million in the fourth quarter of 2004. Net interest income increased $141 million, or 26%, to $683 million for the year ended December 31, 2005, from $542 million for the year ended December 31, 2004. The increases in net interest income were driven primarily by higher average interest-earning assets outstanding, combined with the effect of higher interest rates on higher average capital balances.

The net effect of fair value adjustments on trading securities, derivatives, and hedged items resulted in a net fair value loss of $5 million in the fourth quarter of 2005 compared to a net fair value gain of $1 million in the fourth quarter of 2004. The net effect of fair value adjustments on trading securities, derivatives, and hedged items resulted in a net fair value loss of $44 million for the year ended December 31, 2005, compared to a net fair value loss of $4 million for the year ended December 31, 2004. The net fair value losses for 2005 primarily reflected unrealized fair value adjustments.

Nearly all of the Bank's derivatives and hedged instruments are held to the maturity, call, or put date. For these derivatives and hedged items, net unrealized fair value gains or losses are primarily a matter of timing and will generally reverse over the remaining contractual terms to maturity or by the exercised call or put dates. As of December 31, 2005, the cumulative effect of SFAS 133 was a net unrealized gain of $44 million.

Bank members continued to increase their borrowings from the Bank during 2005. Advances grew $22.6 billion, reaching a new record of $162.9 billion in advances outstanding at December 31, 2005. While 64% of this growth was attributable to a net increase in advances outstanding to the Bank's three largest members, the remaining growth reflected increased borrowings by other members. In total, 152 institutions increased their advance borrowings during 2005, while 82 institutions decreased their advance borrowings.

Total assets grew $38.6 billion, or 21%, during 2005, from $185.0 billion at December 31, 2004, to $223.6 billion at December 31, 2005. In addition to the growth in advances, Federal funds sold grew $8.5 billion, or 101%, from $8.5 billion to $17.0 billion, and held-to-maturity securities, primarily mortgage-backed securities, grew $5.9 billion, or 25%, from $23.8 billion to $29.7 billion.

Based on its operating results for the fourth quarter of 2005, the Bank expects to pay a dividend for the quarter at an annualized rate of 4.67%, up from 3.97% for the fourth quarter of 2004. The Bank's dividend rate for the year ended December 31, 2005, is expected to be 4.44%, compared to 4.07% for the year ended December 31, 2004. These increases in the dividend rate reflect a higher yield on invested capital, partially offset by a lower net interest spread on the Bank's mortgage loan and mortgage-backed securities portfolio during the fourth quarter of 2005 and the year ended December 31, 2005, compared to the same periods in 2004.

Financial Highlights
(Unaudited)

(Dollars in millions)
	Dec. 31, 2005	Dec. 31, 2004	Percent Change
Selected Balance Sheet Items at Period End
Total Assets	$223,602	$184,982	21%
Advances	162,873	140,254	16
Mortgage Loans	5,214	6,035	(14)
Held-to-Maturity Securities	29,691	23,839	25
Federal Funds Sold	16,997	8,461	101
Consolidated Obligations:
Bonds	182,625	148,109	23
Discount Notes	27,618	26,257	5
Capital Stock -- Class B --
Putable	9,520	7,765	23
Total Capital	9,648	7,900	22

	Three Months Ended			Twelve Months Ended
	Dec. 31, 2005	Dec. 31, 2004	Percent Change	Dec. 31, 2005	Dec. 31, 2004	Percent Change
Operating Results
Net Interest Income	$187	$147	27%	$683	$542	26%
Other (Loss)/Income	(15)	(17)	(12)	(100)	(76)	32
Other Expense	23	19	21	81	68	19
Assessments	39	29	34	133	105	27
Net Income	$110	$ 82	34	$369	$293	26

Other Data
Net Interest Margin	0.35%	0.33%	6%	0.34%	0.34%	--
Operating Expenses as a
Percent of Average Assets	0.04	0.04	--	0.04	0.04	--
Return on Equity	4.70	4.29	10	4.22	4.23	--
Annualized Dividend Rate[1]	4.67	3.97	18	4.44	4.07	9%
Capital to Assets Ratio[2]	4.34	4.30	1	4.34	4.30	1
Duration Gap (in months)[3]	1	1	--	1	1	--

1     The rate shown for the three months ended December 31, 2005, represents the estimated dividend rate for the fourth quarter of 2005. The rate shown for the twelve months ended December 31, 2005, also reflects the estimated dividend rate for the fourth quarter of 2005. The final dividend rate for the fourth quarter of 2005 will be determined when the Bank issues its 2005 financial statements.
2     This ratio is based on regulatory capital, which includes a small amount of mandatorily redeemable capital stock that is classified as a liability.
3     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Five Quarter Financial Highlights
(Unaudited)

(Dollars in millions)	Dec. 31, 2005	Sept. 30, 2005	June 30, 2005	March 31, 2005	Dec. 31, 2004
Selected Balance Sheet Items at Period End
Total Assets	$223,602	$211,760	$206,727	$192,761	$184,982
Advances	162,873	152,956	152,808	142,316	140,254
Mortgage Loans	5,214	5,408	5,648	5,855	6,035
Held-to-Maturity Securities	29,691	28,823	27,283	25,456	23,839
Federal Funds Sold	16,997	17,188	13,499	13,554	8,461
Consolidated Obligations:
Bonds	182,625	173,790	173,061	160,111	148,109
Discount Notes	27,618	24,873	21,261	21,277	26,257
Capital Stock --
Class B -- Putable	9,520	9,025	8,725	8,117	7,765
Total Capital	9,648	9,149	8,858	8,234	7,900

Quarterly Operating Results
Net Interest Income	$187	$178	$159	$159	$147
Other (Loss)/Income	(15)	(35)	5	(55)	(17)
Other Expense	23	19	20	19	19
Assessments	39	33	38	23	29
Net Income	$110	$ 91	$106	$ 62	$ 82

Other Data
Net Interest Margin	0.35%	0.34%	0.32%	0.34%	0.33%
Operating Expenses as a
Percent of Average Assets	0.04	0.03	0.03	0.03	0.04
Return on Equity	4.70	4.03	4.94	3.11	4.29
Annualized Dividend Rate1	4.67	4.58	4.21	4.25	3.97
Capital to Assets Ratio2	4.34	4.34	4.31	4.30	4.30
Duration Gap (in months)3	1	1	0	1	1

1     The rate shown for the period ended December 31, 2005, represents the estimated dividend rate for the fourth quarter of 2005. The final dividend rate for the fourth quarter of 2005 will be determined when the Bank issues its 2005 financial statements.
2     This ratio is based on regulatory capital, which includes a small amount of mandatorily redeemable capital stock that is classified as a liability.
3     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members--its shareholders and customers--are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's expected dividend rates. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "expects," "will," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the effects of SFAS 133 and the Bank's ability to pay dividends out of retained earnings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

Amy Stewart (415) 616-2605
stewarta@fhlbsf.com